UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CCF Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CCF Holding Company

April [    ], 2007

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of CCF Holding Company (the “Company”), I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Heritage Bank branch office located at 440 N. Jeff Davis Drive, Fayetteville, Georgia 30214, on Thursday, May 24, 2007, at 9:00 a.m., Eastern time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, I will report on the operations of the Company. Directors and officers of the Company, as well as a representative of Thigpen, Jones, Seaton & Company, P. C., the Company’s independent auditors, will be present to respond to any questions shareholders may have.

The Board of Directors of the Company has determined that approval of the matters to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” each proposal.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend the Annual Meeting. YOUR VOTE IS VERY IMPORTANT.

Sincerely,

/s/ David B. Turner
David B. Turner
President and Chief Executive Officer

CCF HOLDING COMPANY

101 NORTH MAIN STREET

JONESBORO, GEORGIA 30236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 24, 2007

The annual meeting of shareholders of CCF Holding Company will be held on Thursday, May 24, 2007 at 9:00 a.m. Eastern time at the Heritage Bank branch located at 440 N. Jeff Davis Drive, Fayetteville, Georgia 30214, for the following purposes:

(1)	to elect three (3) persons to serve as directors for a three-year term;

(2)	to approve the CCF Holding Company 2007 Stock Incentive Plan;

(3)	to approve an amendment to our Articles of Incorporation to authorize an additional sixteen million shares of common stock; and

(4)	to transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has set the close of business on April 6, 2007 as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Edwin S. Kemp, Jr.
Edwin S. Kemp, Jr.
Secretary

Jonesboro, Georgia

April [    ], 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

CCF HOLDING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 24, 2007

Time and Place of the Meeting

Our Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Thursday, May 24, 2007 at 9:00 a.m. Eastern time at the Heritage Bank branch office located at 440 N. Jeff Davis Drive, Fayetteville, Georgia 30214, and at any adjournments of the meeting.

Record Date and Mailing Date

The close of business April 6, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on or about April 25, 2007.

Number of Shares Outstanding

As of the record date, the Company had 3,652,920 shares of common stock issued and outstanding. Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals to Be Considered

Election of Directors. Shareholders will be asked to elect three persons to serve as directors for a three-year term. The persons nominated to serve directors, as well as the continuing directors, are described beginning on page 3.

2007 Stock Incentive Plan. Shareholders will be asked to approve the 2007 Stock Incentive Plan, which is described beginning on page 25.

Amendment to Articles of Incorporation. Shareholders will be asked to approve an amendment to our Articles of Incorporation (the “Articles”) authorizing an additional sixteen million shares of common stock.

The Board of Directors recommends a vote FOR approval of all proposals.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees, FOR the approval of the 2007 Stock Incentive Plan, FOR the amendment to our Articles, and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting.

You can revoke your proxy at any time before it is voted by delivering a written revocation of the proxy or a duly executed proxy bearing a later date to the Secretary of the Company at 101 North Main Street, Jonesboro, Georgia 30236, or by attending the meeting and voting in person.

If you received more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers. Additionally, if you own shares of common stock through your account in the Heritage Bank Employee Stock Ownership Plan (the “ESOP”), the Trustees of the ESOP will vote the shares allocated to your account in the ESOP in accordance with the instructions provided by you. Accordingly, we are sending one form of proxy card for use by the holders of record of our common stock and a separate form for use by persons who have shares of common stock allocated to their account in the ESOP. If you own shares of common stock directly or through a broker and shares of common stock under the ESOP, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that your shares are voted.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected. To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the Board of Directors. As a result, the three nominees receiving the highest number of votes cast at the Annual Meeting will be elected, regardless of whether that number represents a majority of the votes cast.

The Articles provide that, except upon the prior approval of two-thirds of the Board of Directors, a shareholder who beneficially owns more than 10% of the then outstanding shares of common stock (the “Limit”) may not vote the shares held in excess of the Limit. Beneficial ownership is determined pursuant to the definition in the Articles and includes shares beneficially owned by the person or any of his, her or its affiliates or associates (as those terms are defined in the Articles), shares which the person or his or her affiliates or associates have the right to acquire upon the exercise of conversion rights or options, and shares as to which the person and his, her or its affiliates or associates have or share investment or voting power, but does not include shares beneficially owned by any employee stock ownership plan, including the ESOP, or similar plan of the Company or any subsidiary of the Company.

Abstentions. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

Approval of the amendment to our Articles requires the affirmative vote of a majority of the shares outstanding and entitled to vote on the amendment. Approval of the 2007 Stock Incentive Plan and any other matters that may properly come before the annual meeting requires the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board. The directors are elected by the shareholders of the Company for staggered three-year terms, or until their successors are elected and qualified. The term of one class of directors expires at each annual meeting of shareholders. The Board of Directors currently consists of eight members with one class comprised of two directors and two classes comprised of three directors. A director serves until his or her successor has been elected and qualified.

Roy V. Hall, John B. Lee, Jr. and Leonard A. Moreland have each been nominated by the Board of Directors to serve as a director of the Company for a three-year term to expire at the 2010 annual meeting of shareholders. Each of the nominees is currently a member of the Board of Directors and has a current term expiring at the Annual Meeting. If any Board nominee becomes unavailable for election for any reason, valid proxies will be voted for a substitute nominee, if any, selected by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

The following table sets forth the directors of the Company nominated for election at the Annual Meeting and the directors continuing in office. Each director of the Company is also a director of the Bank. The Company was incorporated and became the holding company for the Bank in March 1995.

The Board unanimously recommends that the shareholders re-elect the directors identified below as Board Nominees to serve as directors for a three-year term expiring in 2010.

Board Nominees (Term to Expire in 2010)	Continuing Directors (Term Expiring in 2008)	Continuing Directors (Term Expiring in 2009)
Roy V. Hall	Charles S. Tucker	John T. Mitchell
John B. Lee, Jr.	David B. Turner	Edwin S. Kemp, Jr.
Leonard A. Moreland		Stephen E. Boswell

Biographical Information

Set forth below is certain information with respect to the directors, Named Executive Officers (defined below), and certain other officers of the Company. All directors and Named Executive Officers have held their present positions for five years unless otherwise stated.

Directors

David B. Turner (58) has been President, Chief Executive Officer and a director of the Company since its incorporation in March 1995. Mr. Turner has served as Chairman of the Board of Directors of the Bank since January 1, 2006. Mr. Turner served as Vice Chairman and Chief Executive Officer of the Bank from January 1,

2001 to January 1, 2006 and was President and Chief Executive Officer of the Bank from 1989 until January 1, 2001. He has been a director of the Bank since 1992 and an officer of the Bank since 1971, having held other positions with the Bank such as Assistant Vice President, Vice President, and Executive Vice President. Mr. Turner also is an advisory board member of Habitat for Humanity, past Chief Executive Officer of Historical Jonesboro/Clayton County, Inc. and a charter member of First Families of Clayton County.

Leonard A. Moreland (45) has been Executive Vice President and Chief Administrative Officer of the Company since July 1996. He has been President and Chief Executive Officer of the Bank since January 1, 2006. Mr. Moreland was President of the Bank from January 1, 2001 to January 1, 2006 and was Executive Vice President and Chief Administrative Officer of the Bank from July 1996 until January 1, 2001. Mr. Moreland has been a director of the Bank since August 1996 and a director of the Company since May 1999. Prior to joining the Bank, Mr. Moreland served as Senior Vice President and Chief Financial Officer of Southern Crescent Financial Corp and Southern Crescent Bank, Morrow, Georgia from 1991 until joining the Company in 1996. Mr. Moreland serves as Vice Chairman of the Board of Trustees of the Clayton State University Foundation. He also serves as Vice-Chairman of Finance and Director for the Clayton County Chamber of Commerce and Chairman of CSU Real Estate I LLC.

John B. Lee, Jr. (79) has been a director of the Bank since 1975 and of the Company since its incorporation in March 1995 and currently serves as Chairman of the Board of Directors of the Company and Vice Chairman of the Bank. Mr. Lee is employed as Public Relations Representative of Spartan Lincoln-Mercury, Inc., an automotive dealership in Morrow, Georgia. Mr. Lee also is an inspector for the Bank and a past director and President of the Clayton County Chamber of Commerce.

Roy V. Hall (61) has been a director of the Bank since 1999 and of the Company since 2000. He is a certified public accountant and has been a principal and director in the accounting firm of Roy V. Hall, P.C. in Jonesboro, Georgia since 1981. In 1989, Mr. Hall was one of the organizers of Southern Crescent Bank and Southern Crescent Financial Corp and served as Chairman of the Board of both entities from their inception until the time of the merger of Southern Crescent Financial Corp and Eagle Bancshares, Inc., the holding company for Tucker Federal Bank, in 1996. Mr. Hall serves on the Board of Directors of the Macedonian Call Foundation, a non-profit organization serving Southern Baptist missionaries. Mr. Hall also is involved with Calvary Refuge Center, an emergency and transitional housing facility for the homeless. He has been an active member of First Baptist Church of Jonesboro since 1976, serving in various leadership capacities.

Edwin S. Kemp, Jr. (59) has been a director of the Bank since 1988 and of the Company since its incorporation in March 1995 and has served as the Secretary of the Bank and the Company since February 2004. Mr. Kemp has had his own law practice in Jonesboro, Georgia since 1982 and has been counsel to the Bank since 1983. Mr. Kemp is a past chairman of the Administrative Board of the Jonesboro First United Methodist Church. He also has served as an attorney for Habitat for Humanity and for Historical Jonesboro.

John T. Mitchell (66) has been a director of the Bank since June 1997 and a director of the Company since May 1999. Mr. Mitchell has been the President and a principal of Adams-Mitchell Realty, Inc., Jonesboro, Georgia since 1984.

Charles S. Tucker, Jr. (80) has been a director of the Bank since 1978 and a director of the Company since its incorporation in March 1995. Mr. Tucker also served as the Secretary and Treasurer of the Bank and the Company until February 2004. Mr. Tucker retired after 31 years of service as a county agent for the University of Georgia Cooperative Extension Service. Mr. Tucker is a member of the Veterans of Foreign Wars and the American Legion.

Stephen E. Boswell (60) became a director of the Bank and the Company in 2006. Mr. Boswell served as a Judge in the Superior Court of Clayton County Georgia from January 2003 until December 2006. Mr. Boswell has since returned to the private practice of law.

Named Executive Officers Who Do Not Serve as Directors

John C. Bowdoin (57) has been a Senior Vice President of the Bank since July 1999 and Executive Vice President of Business Development of the Bank since 2003. Prior to joining the Bank, Mr. Bowdoin was an Executive Vice President with United Bank of Griffin, Griffin, Georgia from February 1997 to June 1999. Mr. Bowdoin has served on the board of the Fayette County Chamber of Commerce and on the board of the Fayette County Education Foundation. Currently, Mr. Bowdoin is a member of the Fayetteville Rotary Club.

Mary Jo Rogers (46) has been employed as Senior Vice President and Chief Financial Officer of the Bank and the Company since February 1997. Prior to joining the Bank, Ms. Rogers was a vice president and auditor for the First National Bank in Griffin, Georgia from May 1988 until February 1997. Ms. Rogers has served as President of the Griffin Area Georgia Tech Alumni Club, a non-profit organization, since 1997. Since May 2004, Ms. Rogers has served as Treasurer of Sunny Side United Methodist Church in Sunny Side Georgia.

John Westervelt (51) has been an Executive Vice President of the Bank since 2003 and was Senior Vice President of the Bank from 2000 to 2003. Prior to joining the Bank, Mr. Westervelt worked for Gulf Coast Bank as Vice President and manager of the Small Business Administration lending program from October 1995 until joining the Bank in November 2000. Mr. Westervelt has served as a contracted instructor with the Office of Continuing Education at Clayton State University in Morrow Georgia, teaching courses in business credit and small business loan packaging. Mr. Westervelt also is a board member of the Clayton County Water Authority.

Executive Officers

Charles T. Segers (63) has been Executive Vice President of the Bank since 2003 and was a Senior Vice President of the Bank from 1999 to 2003. Prior to joining the Bank, Mr. Segers performed similar functions with First Citizens Bank in Riverdale, Georgia, between July 1997 and April 1999. Mr. Segers currently serves as Chairman of the Finance Committee of the Henry County Chamber of Commerce and serves on the Finance and the Evangelism Committees of the McDonough Presbyterian Church.

Edith W. Stevens (48) has been employed by the Bank since 1978 and has served as Senior Vice President and the Chief Operations Officer of the Bank since 1984. Ms. Stevens has served as a member of the Program Advisory Committee of Applied Business Technology/Banking Option Program for Griffin Technological College.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through meetings of the Board and through activities of its committees, including the Compensation Committee, Audit Committee, and Nominating Committee. During the fiscal year ended December 31, 2006, the Board of Directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and the committees on which he served during 2006. It is the Company’s policy that the directors who are up for election at the Annual Meeting attend the Annual Meeting. All of the Company’s directors attended the 2006 Annual Meeting of Shareholders, including each nominee that was up for election.

The Board of Directors of the Bank also conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended December 31, 2006, the Bank’s Board of Directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the Bank’s Board of Directors and the committees on which he served during 2006.

Compensation Committee

The Compensation Committee consists of Messrs. Lee (Chairman), Hall, Mitchell, Tucker, and Boswell each of whom is “independent” for purposes of The Nasdaq Stock Market listing standards. The Board of Directors has delegated to the Compensation Committee its responsibilities with respect to compensation of the Company’s executive officers, including determination of certain compensation awards for senior executives. The Compensation Committee met four times during 2006. A copy of the Compensation Committee charter is available on the Company’s website at www.heritagebank.com. Please see “Compensation—Compensation Discussion and Analysis” below for further discussion of the Compensation Committee’s processes and procedures.

Compensation Committee Interlocks and Insider Participation

No officer, employee, or former officer of the Company served as a member of the Compensation Committee in 2006. During 2006, no executive officer of the Company served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity of which any of the Company’s independent directors served as an executive officer.

Audit Committee

The Board of Directors has established an Audit Committee and has adopted a written charter setting out the audit related functions the committee is to perform. A copy of the Audit Committee charter is available on the Company’s website at www.heritagebank.com. The Audit Committee consists of Messrs. Hall (Chairman), Mitchell, Tucker and Boswell, each of whom is “independent” as defined in the Nasdaq Stock Market listing standards. Mr. Hall meets the criteria specified under applicable Securities and Exchange Commission regulations for an “audit committee financial expert.” The Audit Committee met four times during 2006.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities include:

•	Ensuring the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

•	Monitoring the independence and performance of the Company’s internal auditors and independent auditors; and

•	Monitoring the Company’s compliance with legal and regulatory requirements.

The Audit Committee recommends the selection of the Company’s and the Bank’s independent auditors to the Board of Directors and meets with the Company’s independent auditors to discuss the scope and to review the results of the annual audit.

The Audit Committee has reviewed the Company’s financial statements and met with both management and Thigpen, Jones, Seaton & Co., P.C. the Company’s independent auditors, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has received from and discussed with Thigpen, Jones, Seaton & Co., P.C. the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee has also discussed with Thigpen, Jones, Seaton & Co., P.C., any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year end December 31, 2006, for filing with the SEC.

Members of the Audit Committee	March 28, 2007

Roy V. Hall, Chairman and Financial Expert

John T. Mitchell

Charles S. Tucker, Jr.

Stephen E. Boswell

Independent Auditors

The Company has selected the accounting firm of Thigpen, Jones, Seaton & Co., P.C. to serve as independent auditor for the Company for the fiscal year ending December 31, 2007. The firm of Thigpen, Jones, Seaton & Co., P.C. has served as the Company’s independent auditor for the fiscal years ended December 31, 2006 and December 31, 2005. A representative of Thigpen, Jones, Seaton & Co., P.C., is expected to be present at the Annual Meeting to respond to shareholders’ questions.

The following table sets forth the fees billed to the Company for the years ended December 31, 2006 and 2005 by Thigpen, Jones, Seaton & Co., P.C.

	2006 (1)	2005
Audit fees	$30,330	52,036
Audit-related fees	1,241	—
Tax fees	—	—
All other fees	—	—

Total Fees	$31,571	52,036

(1)	Final bill for 2006 audit has not been received.

Audit Fees

Audit fees represent fees billed by Thigpen, Jones, Seaton & Co., P.C. for professional services rendered in connection with the (1) audit of the Company’s annual financial statements for 2006 and 2005, and (2) review of the financial statements included in the Company’s quarterly filings on Form 10-Q in 2006 and Form 10-QSB in 2005, annual filings on Form 10-K and 10-KSB, and comfort letters associated with registration statements.

Audit-Related Fees

There were no aggregate fees billed by Thigpen, Jones, Seaton & Co., P.C for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 and that are not included in the Audit Fees listed above. These “audit-related fees” would have been for services including management consulting services pertaining to tax and accounting consideration for Bank owned life insurance, deferred compensation and other miscellaneous consultations.

Tax Fees

There were no tax fees billed by Thigpen, Jones, Seaton & Co. P.C. for the fiscal years ended December 31, 2006 and December 31, 2005.

All Other Fees

There were no “other fees” paid to Thigpen, Jones, Seaton & Co., P.C. for the fiscal years ending December 31, 2006 and December 31, 2005.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services.

In 2006, the Audit Committee pre-approved 100% of all audit services performed by the independent auditors. There were no hours expended, billed, or performed by any persons other than the full time, permanent employees of the independent auditors.

Nominating Committee and Nominations for Directors

The Board of Directors has established a nominating committee (“Nominating Committee”) that operates pursuant to a written charter adopted on February 18, 2004. The charter sets out the functions of the Nominating Committee, including but not limited to, reviewing candidates for director and making recommendations to the Board of Directors as to nominations for director. The Nominating Committee consists of John B. Lee, Jr. (Chairman), Roy V. Hall and Charles S. Tucker. All of the directors who serve on the Nominating Committee are “independent” as defined in the Nasdaq Stock Market listing standards. During 2006, the Nominating Committee met once. A copy of the Nominating Committee charter is available on the Company’s website at www.heritagebank.com.

The Nominating Committee believes that candidates for director should have the following minimum qualifications:

•	Directors should be of the highest ethical character and share the values of the Company;

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors should be highly accomplished in their respective field, with superior credentials and recognition;

•	Each director should have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•

A majority of the Board of Directors should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all shareholders of the Company;

•	Each director should have the ability to exercise sound business judgment; and

•

Directors should be selected with consideration of factors such as values and disciplines, ethical standards, age, diversity, background and skills, all in the context of the Board of Director’s view of its needs.

The Nominating Committee’s process for identifying and evaluating nominees is as follows:

•

Either the Chairman of the Board, the Chief Executive Officer, the Nominating Committee or any other members of the Board shall identify the need to add a new director with specific criteria or to fill a vacancy on the Board;

•	The Chairman of Nominating Committee initiates a search, working with staff support and seeking input from Directors and senior management;

•

The Nominating Committee determines if the Nominating Committee members or other directors have relationships with preferred candidates and can initiate contacts; if necessary, the Nominating Committee can decide to use a search firm;

•	The Nominating Committee identifies the initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board;

•	The Chairman of the Nominating Committee or the Chief Executive Officer and at least one member of the Nominating Committee interviews prospective candidate(s);

•	The full Board shall be informally informed of progress;

•	The Nominating Committee meets to consider and approve final candidate and conduct interviews as schedules permit; and

•	The Nominating Committee seeks full Board endorsement of recommended candidate.

The Nominating Committee will consider any nominee recommended by a shareholder and will use the same process for evaluating such nominee as a nominee recommended by the Board of Directors or otherwise.

In addition to the right of the Board of Directors to make nominations for the election of directors, any shareholder entitled to vote for the election of directors at a meeting called for the purpose of electing directors, if the shareholder is present at the meeting in person or by proxy, may recommend a nominee so long as such nominee is recommended in accordance with the procedural requirements set forth in the Articles and the Bylaws of the Company.

Advance notice of a proposed nomination by a shareholder must be received by the Chairman of the Nominating Committee (which notice may be sent to the Chairman in care of the Secretary of the Company) not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors. Each notice must set forth (1) the name, age, business address, and, if known, residence address of each nominee proposed in the notice, (2) the principal occupation or employment of each nominee, and (3) the number of shares of common stock that are beneficially owned by each nominee. The shareholder making a nomination must also provide any other information reasonably requested by the Company. If the Chairman of the Annual Meeting, in his or her discretion, determines that a nomination was not made in accordance with the foregoing procedures, then that determination will be announced at the Annual Meeting, and the defective nomination will be disregarded. However, please see “Shareholder Proposals” below for additional information relating to discretionary authority for voting on a shareholder proposal and inclusion of a shareholder proposal in the Company’s proxy materials.

COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and policies for 2006 that applied to the Named Executive Officers (defined below). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided beginning on page 11.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

The Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern the Company’s executive compensation programs and its incentive and stock option programs. All decisions relating to the compensation of the Named Executive Officers are subject to approval by the full Board of Directors.

The Company seeks to target compensation at a level that will attract and retain the more talented executives within the Company’s market area. The Company emphasizes at-risk, performance-based compensation plans that link the majority of executives’ total compensation to the Company’s annual and long-term performance. In general, for senior management positions of the Company, including the Named Executive Officers, the Company targets total compensation above the market median relative to other banks of similar asset size, growth strategy, complexity and with similar products and markets.

To benchmark executive compensation, the Company has primarily relied on published executive compensation surveys, which provide position-based compensation levels. The survey data is made up of banks located in a similar region and of similar size and scope as the Company.

The Company desires to motivate and reward executives in order to drive superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Compensation Committee Activity

In 2006, the Compensation Committee met four times. The activities of the committee included benchmarking each element of compensation for the Named Executive Officers, developing the 2007 Stock Incentive Plan, determining the terms of the Heritage Bank 2006 Incentive Plan (“Incentive Program”) and the amounts paid under the Incentive Program, and determining discretionary incentive awards and salary increases based on performance.

Interaction with Consultants

The Compensation Committee may, from time to time, require the services of independent compensation consultants to provide guidance on salaries and other incentives as well as assistance with proxy statement and annual report disclosures. In calendar year 2006, the committee retained no outside consultants. In 2007, the committee retained Clark Consulting to assist it compiling an overall review of the compensation and benefits plans in 2006. The committee may retain a compensation consultant to provide a competitive assessment of executive compensation, which will provide additional data necessary to make compensation decisions.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee frequently requests the Chief Executive Officer and Chairman of the Bank to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally, other executives may attend a committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding changes in executive compensation.

Neither the Chief Executive Officer nor Chairman of the Bank provide the recommendations for changes in his own respective compensation. The Compensation Committee discusses the Chief Executive Officer’s and Chairman’s compensation with each of them but final deliberations and all votes regarding their compensation are made in executive session, without the Chief Executive Officer or Chairman present. The committee will initiate any changes in the Chief Executive Officer’s or Chairman’s compensation based on periodic market reviews and recommendations from outside consultants. With respect to executives other than the Chief Executive Officer and Chairman of the Bank, the Committee will consider the Chief Executive Officer’s and Chairman’s recommendations and may consider input from independent compensation consultants.

Compensation Framework

Summary of Pay Components. The Company offers each pay component listed below in order to provide a comprehensive and diverse compensation package to its executive officers that is competitive with the market. The Company believes that its compensation framework encourages achievement of strategic objectives and creation of shareholder value, recognizes and rewards individual initiative and achievements, maintains an appropriate balance between base salary and annual and long-term incentive opportunity, and allows the Company to attract, retain, and motivate talented executives who are critical to its success.

Salary. The Company pays its executives cash salaries intended to be competitive in the market, while taking into account the individual’s experience, performance, responsibilities, and past and potential contributions to the Company. Salary decisions also reflect the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation. Prior to determining any salary increases, the committee reviews the projected total compensation based on the proposed salaries.

On December 20, 2006, the Board of Directors approved the committee’s determination of compensation for all executive officers for 2007, effective January 1, 2007. Based on the determinations of the Compensation Committee, the Board of Directors approved the following salary increases for the Named Executive Officers:

Executive	2006 Salary	Increase	2007 Salary	Percentage Increase
David B. Turner	$185,000	$5,550	$190,550	3.00%
President and CEO

Leonard A. Moreland	$185,000	$5,550	$190,550	3.00%
Executive Vice President

John Westervelt	$130,000	$5,000	$135,000	3.85%
Senior Vice President

John C. Bowdoin	$125,000	$3,750	$128,750	2.88%
Senior Vice President

Mary Jo Rogers	$100,000	$5,000	$105,000	5.00%
Senior Vice President and CFO

Annual Cash Incentive. The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Cash awards are provided under the terms of the Incentive Program. In 2006, the Named Executive Officers’ cash incentive compensation was tied directly to earnings growth. If the Bank’s earnings declined, no incentive was paid. If the Bank’s earnings remained the same as the prior year, each executive received 10% of his or her base salary in cash. For each 1% in the Bank’s earnings growth over the prior year, the executive received 2% of his or her salary in cash with a maximum earning potential cash payment of 50% of his or her base salary (20% growth). The Company has established the same earnings goals and payouts for 2007.

The earnings growth incentive objectives for 2006 were achieved and all Named Executive Officers were entitled to a maximum incentive payout before taking into account any individual penalty provisions under the Incentive Program.

Additionally, the Committee may choose to pay a discretionary cash award to employees. An additional discretionary cash incentive was paid in 2006 to the Named Executive Officers due to extraordinary earnings growth over prior years. Mr. Moreland’s discretionary cash incentive, paid in 2006, was $25,000. All other Named Executive Officers received discretionary cash incentives of $10,000 each in 2006.

The table below shows as each Named Executive Officer’s actual incentive award for 2006 as a percentage of salary (some of which was paid in 2007).

Executive	Actual Payout 2006 $	Actual Payout 2006 % of Salary
Mr. Turner	$102,500	55%
Mr. Moreland	$117,500	64%
Mr. Westervelt	$68,072	52%
Mr. Bowdoin	$50,968	41%
Ms. Rogers	$58,517	59%

Long-Term Incentives. The Company grants equity awards to its executive officers, generally in the form of stock options. Stock option grants were made to the Named Executive Officers in 2003, 2004, and 2005. The Company did not grant any long-term incentive awards to the Named Executive Officers in 2006. If the Bank met its budget for the year, equity awards were made to the officers of the Company based on each officer’s relative position with the Bank.

In 2006, the 2000 Stock Option Plan had only 10,000 shares remaining for issuance and these shares were awarded to all officers of the Company, pro rata by position, excluding executive officers. The Company intends to, subject to shareholder approval at the 2007 Annual Meeting of Shareholders, implement a stock incentive plan which the Compensation Committee will use as an additional means to attract and retain key personnel. For a full description of this plan, please see page 25.

401(k) Plan. The Company sponsors a 401(k) Plan pursuant to which the Company makes matching contributions including a discretionary profit sharing contribution. The Company matches dollar-for-dollar up to 5% of the employee’s salary. The matched portion vests over a five-year period, at a rate 20% per year. The Company’s contribution to this plan in 2006, for all employees including the Named Executive Officers, was $142,000.

Executive Supplemental Retirement Plan. The Executive Supplemental Retirement Plan (the “SERP”) provides participants with a retirement benefit paid in monthly installments. The SERP was implemented in 1999 in order to recruit and retain personnel. Currently all executive officers participate in the plan. The SERP is a non-qualified retirement plan with a deferral feature. For a full description of this plan, please see the discussion under the heading “Employment and Other Agreements” on page 20.

Other Compensation. The Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. For each of the Named Executive Officers, the Company also, based on business needs, provides the following perquisites: a company car or a car allowance, a company cell phone, laptop computers with virtual private network access, and country club memberships.

Timing of Equity Grants

The 2000 Stock Option Plan specifies that the date of grant of an option under the Plan shall for all purposes be the date on which the Committee makes the determination of granting such option. The timing of equity grants is left to the discretion of the Committee. The Company has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines.

Adjustment or Recovery of Awards

The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those twelve months.

Employment Agreements—Payments

The Bank has entered into an Employment Agreement with each of David B. Turner and Leonard A. Moreland. The goals of the employment agreements were to ensure retention of the executives’ services for at least three additional years and to motivate the executives to achieve superior long-term results on behalf of the Company. In addition, the Bank has entered into a Change in Control Severance Agreement with each of John L. Westervelt, John C. Bowdoin and Mary Jo Rogers. Descriptions of the employment agreements and the change in control severance agreements are provided under the heading “Employment and Other Agreements” on page 20 below. The potential compensation to be paid to the executives upon termination is provided in the table titled “Potential Payments Upon Termination or Change-in-Control” on page 19.

The Company believes that the structure of these agreements facilitates a stable working relationship between the Company and its executives. Further, the Company believes that the terms of the agreements are reasonable and fair to both the Company and the executives and are within the normal range when compared to similar companies.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised in 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock and stock options. The grant-date value is amortized and expensed over the service period or vesting period of the grant.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. The Incentive Program and the 2000 Stock Option Plan are designed to constitute “performance-based compensation.” The 2007 Stock Incentive Plan is designed to give the Company the flexibility to determine whether or not to structure stock incentives granted under it as “performance-based compensation” exempt from the limitations of Section 162(m). All of the compensation paid by the Company in 2006 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Conclusion

The Company believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward senior management for strong personal, Company, and share-value performance. The Compensation Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet the objectives of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	Stephen E. Boswell
Roy V. Hall
John B. Lee, Jr.
John T. Mitchell
Charles S. Tucker

Summary Compensation Table

The following table presents the total compensation for the year ended December 31, 2006, for the Company’s President and Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers on December 31, 2006 and whose salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”). All amounts include aggregate compensation paid by the Company and the Bank.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2) ($)	Total ($)
David B. Turner President & Chief Executive Officer	2006	185,000	10,000	—	—	92,500	251,929	49,025	588,454

Leonard A. Moreland Executive Vice President	2006	185,000	25,000	—	—	92,500	136,616	47,002	486,118

John L. Westervelt Senior Vice President	2006	130,000	10,000	—	—	58,072	8,968	25,481	232,521

John C. Bowdoin Senior Vice President	2006	125,000	10,000	—	—	40,968	27,949	21,877	225,794

Mary Jo Rogers Senior Vice President and Chief Financial Officer	2006	100,000	10,000	—	—	48,517	195	7,731	166,443

(1)	This column reflects the amount of the discretionary bonus paid for 2006. Bonus payments made under the Incentive Program are reflected in the Grants of Plan-Based Awards Table.
(2)	The components of this column are detailed in the table below.

All Other Compensation

Name	Year	Director’s Fees	Car	Travel Allowance	Health Insurance	Dental Insurance	401(k) Match	ESOP (1)	Club Dues	Total
David B. Turner	2006	$18,000	$5,600	—	$15,000	$1,500	$7,800	$825	$300	$49,025
Leonard A. Moreland	2006	$18,000	$4,100	—	$13,000	$1,500	$9,277	$825	$300	$47,002
John L. Westervelt	2006	—	—	$7,200	$10,781	—	$6,514	$686	$300	$25,481
John C. Bowdoin	2006	—	—	$7,200	$12,000	—	—	$661	$2,016	$21,877
Mary Jo Rogers	2006	—	—	$780	$1,384	—	$5,002	$565	—	$7,731

(1)	This column reflects the value of the forfeited shares redistributed to the Named Executive Officer for 2006 under the ESOP.

Grants of Plan-Based Awards Table

The following table sets forth information at December 31, 2006, and for the fiscal year then ended, concerning awards granted to the Named Executive Officers under the Incentive Program. The Company did not grant any stock appreciation rights, restricted stock or stock incentives in 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David B. Turner	1/10/2007	0	37,000	92,500	—	—	—	—	—	—
Leonard A. Moreland	1/10/2007	0	37,000	92,500	—	—	—	—	—	—
John L. Westervelt	1/10/2007	0	26,000	65,000	—	—	—	—	—	—
John C. Bowdoin	1/10/2007	0	25,000	62,500	—	—	—	—	—	—
Mary Jo Rogers	1/10/2007	0	20,000	50,000	—	—	—	—	—	—

Consistent with our discussion under “Compensation Discussion and Analysis” above, the target amount represents the Company’s estimate of the amount earned in 2006 if the Bank had reached earnings growth of 5%. The maximum amount is the highest award that could be paid under the Incentive Program in 2006 and is based on 20% earnings growth.

Outstanding Equity Awards At Fiscal Year End Table

The following table sets forth information at December 31, 2006 concerning outstanding stock options held by the Named Executive Officers. None of the Named Executive Officers received any stock option awards in 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David B. Turner	3,037.50	—	—	2.97	12/31/2010	—	—	—	—
	3,037.50	—	—	6.44	12/31/2011	—	—	—	—
	1,350.00	—	—	7.60	12/31/2012	—	—	—	—
	1,350.00	—	—	10.19	12/31/2013	—	—	—	—
	1,350.00	—	—	13.23	12/31/2014	—	—	—	—
	1,350.00	—	—	11.81	12/31/2015	—	—	—	—
	15,000.00	—	—	12.75	2/15/2015	—	—	—	—

Leonard A. Moreland	1,518.00	—	—	2.97	12/31/2010	—	—	—	—
	1,687.50	—	—	6.44	12/31/2011	—	—	—	—
	1,350.00	—	—	7.60	12/31/2012	—	—	—	—
	1,350.00	—	—	10.19	12/31/2013	—	—	—	—
	1,350.00	—	—	13.23	12/31/2014	—	—	—	—
	1,350.00	—	—	11.81	12/31/2015	—	—	—	—
	15,000.00	—	—	12.75	2/15/2015	—	—	—	—

John L. Westervelt	16,875.00	—	—	2.98	11/15/2010	—	—	—	—
	1,350.00	—	—	2.97	12/31/2010	—	—	—	—
	1,350.00	—	—	6.44	12/31/2011	—	—	—	—
	3,600.00	—	—	7.60	12/31/2012	—	—	—	—
	1,518.00	—	—	10.19	12/31/2013	—	—	—	—
	1,350.00	—	—	13.23	12/31/2014	—	—	—	—
	1,687.50	—	—	11.81	12/31/2015	—	—	—	—

John C. Bowdoin	8,925.00	—	—	5.19	1/19/2010	—	—	—	—
	1,350.00	—	—	6.44	12/31/2011	—	—	—	—
	1,518.00	—	—	7.60	12/31/2012	—	—	—	—
	1,350.00	—	—	10.19	12/31/2013	—	—	—	—
	1,687.50	—	—	13.23	12/31/2014	—	—	—	—
	1,350.00	—	—	11.81	12/31/2015	—	—	—	—

Mary Jo Rogers	5,737.50	—	—	4.22	2/24/2008	—	—	—	—
	3,532.50	—	—	5.66	1/19/2010	—	—	—	—
	1,518.00	—	—	2.97	12/31/2010	—	—	—	—
	1,350.00	—	—	6.44	12/31/2011	—	—	—	—
	1,687.50	—	—	7.60	12/31/2012	—	—	—	—
	1,350.00	—	—	10.19	12/31/2013	—	—	—	—
	1,350.00	—	—	13.23	12/31/2014	—	—	—	—
	1,350.00	—	—	11.81	12/31/2015	—	—	—	—
	7,500.00	—	—	12.75	2/15/2015	—	—	—	—

(1)	Price has been adjusted to reflect stock splits.

Option Exercises and Stock Vested Table

The following table sets forth information regarding the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and vesting of stock awards during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
David B. Turner	—	—	—	—
Leonard A. Moreland	—	—	—	—
John L. Westervelt	—	—	—	—
John C. Bowdoin	6,200	45,292	—	—
Mary Jo Rogers	1,320	11,206	—	—

Pension Benefits Table

The following table sets forth information as of December 31, 2006 regarding plans that provide for payment or other benefits at, following, or in connection with retirement. The present value of the accumulated benefit represents the funds accrued through December 31, 2006 toward the future SERP benefit. Details regarding the SERP can be found on page 20 under the heading “Employment and Other Agreements”.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David B. Turner	Heritage Bank Executive Supplemental Retirement Plan	35	627,998	—

Leonard A. Moreland	Heritage Bank Executive Supplemental Retirement Plan	10	223,060	—

John L. Westervelt	Heritage Bank Executive Supplemental Retirement Plan	6	58,941	—

John C. Bowdoin	Heritage Bank Executive Supplemental Retirement Plan	7	123,914	—

Mary Jo Rogers	Heritage Bank Executive Supplemental Retirement Plan	9	38,999	—

Non-Qualified Deferred Compensation Table

The Company does not have a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change-in-Control

The tables below reflect the amount of compensation to each of the Named Executive Officers in the event of termination of such Named Executive Officer’s employment. The amounts shown assume a termination date of December 31, 2006; such amounts are estimates. Amounts do not include compensation and benefits available to all of the Company’s general employees. All values represent lump sum payment unless otherwise noted.

	Termination for Cause	Voluntary Termination	Termination Without Cause or Good Reason		Normal Retirement (1)	Change-in- Control	Death	Disability
David B. Turner
Salary	$0	$0	$573,727		$0	$573,727	$0	$425,500	(2)
Bonus	$0	$0	$0		$0	$0	$0	$0
Value of Unvested Options	$0	$0	$0		$0	$0	$0	$0
Health & Dental Insurance	$0	$0	$49,500	(3)		$0	$0	$37,950	(3)
Life Insurance	$0	$0	$2,100	(3)		$0	$0	$1,610	(3)
Supplemental Retirement Benefit (4)	$11,628	$11,628	$78,300		$78,300	$78,300	$78,300	$78,300

Leonard A. Moreland
Salary	$0	$0	$571,947		$0	$571,947	$0	$8,538
Bonus	$0	$0	$0		$0	$0	$0	$0
Value of Unvested Options	$0	$0	$0		$0	$0	$0	$0
Health & Dental Insurance	$0	$0	$43,500	(3)		$0	$0	$0
Life Insurance	$0	$0	$2,100	(3)		$0	$0	$0
Supplemental Retirement Benefit (4)	$82,300	$82,300	$82,300		$82,300	$82,300	$82,300	$82,300

John L. Westervelt
Salary	$0	$0	$185,540		$0	$185,540	$0	$5,000
Bonus	$0	$0	$0		$0	$0	$0	$0
Value of Unvested Options	$0	$0	$0		$0	$0	$0	$0
Supplemental Retirement Benefit (4)	$29,169	$29,169	$31,600		$31,600	$31,600	$31,600	$31,600

John C. Bowdoin
Salary	$0	$0	$180,030		$0	$180,030	$0	$4,807
Bonus	$0	$0	$0		$0	$0	$0	$0
Value of Unvested Options	$0	$0	$0		$0	$0	$0	$0
Supplemental Retirement Benefit (4)	$17,829	$17,829	$20,800		$20,800	$20,800	$20,800	$20,800

Mary Jo Rogers
Salary	$0	$0	$138,087		$0	$138,037	$0	$3,846
Bonus	$0	$0	$0		$0	$0	$0	$0
Value of Unvested Options	$0	$0	$0		$0	$0	$0	$0
Supplemental Retirement Benefit (4)	$43,558	$43,558	$43,800		$43,800	$43,800	$43,800	$43,800

(1)	Assumes the participant’s continuous employment with the Bank until the participant reaches age 60, the normal retirement age. The information is estimated based on (a) the number of years until the participant attains the age of 60, (b) the historical and assumed future performance of the applicable life insurance policy, (c) an assumed one-year Treasury bill rate, and (d) a marginal tax rate for the Bank of 38%. The actual retirement benefit will be dependent on the actual performance of the applicable life insurance policy as well as the actual Treasury bill rates and marginal tax rates during the period prior to the participant attaining age 60.
(2)	Represents the sum of twelve monthly payments at 100% of base salary and twenty-four monthly payments at 65% of base salary.
(3)	Represents the sum of thirty-six monthly premiums.
(4)	Represents the sum of twelve monthly payments under the plan.

Director Compensation Table

Each director of the Company receives $2,000 per month. Each director of the Bank receives $500 per month. Each director of the Company and of the Bank receives $150 and the Chairman receives $400 for attendance at any meeting of the full Board of Directors. The Secretary receives a $100 fee for each board meeting attended. Each director receives $150 and the respective Chairman receives $175 for attendance at any committee meeting. However, directors who are executive officers of either the Company or the Bank are not compensated for their services on any committee. Director fees paid by the Bank in 2006 totaled $200,850. This was paid to directors for their service on the Board of Directors, the Bank’s Board of Directors, and all committees during the fiscal year ended December 31, 2006.

The following table presents the total compensation for the year ended December 31, 2006 to the directors of the Company.

Name (1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Comp Earnings	All Other Compensation ($)	Total ($)
John B. Lee, Jr.	30,325	—	—	—	—	—	30,325
Roy V. Hall	27,725	—	—	—	—	—	27,725
Edwin S. Kemp, Jr.	27,750	—	—	—	—	—	27,750
John T. Mitchell	25,950	—	—	—	—	—	25,950
Charles S. Tucker, Jr.	26,550	—	—	—	—	—	26,550
Stephen E. Boswell	26,550	—	26,350	—	—	—	52,900

(1)	David B. Turner and Leonard A. Moreland are also directors of CCF Holding Company and their compensation as directors is included in the Summary Compensation Table above.
(2)	Stephen E. Boswell was awarded 7,500 options as part of his recruitment to be a director of the Company.

Employment and Other Agreements

Employment Agreements. The Bank has entered into employment agreements with each of David B. Turner, its Chairman, and Leonard A. Moreland, its President and Chief Executive Officer. The employment agreements are for terms of 36 months with a base salary of $185,000 for Mr. Turner and $185,000 for Mr. Moreland. Each agreement expires on January 1, 2009. Each agreement may be terminated by the Bank for “just cause” as defined in the agreement. If the Bank terminates Mr. Turner’s employment without just cause, the Bank will continue to pay from the date of termination through the remaining term of the agreement (including any renewal term) his salary and the cost of obtaining all health, life, disability and other benefits in which Mr. Turner participated as of the termination date. If the Bank terminates Mr. Moreland’s employment without just cause, the Bank will continue to pay for 36 months his salary and the cost of obtaining all health, life, disability and other benefits in which Mr. Moreland participated as of the termination date. Each employment agreement contains a provision stating that in the event of termination of employment in connection with, or within 12 months after, any change in control (as defined in each agreement) of the Bank or the Company, the officer shall be paid an amount equal to 2.99 times his average annual taxable compensation paid during the five years prior to the change in control. Such sum shall be paid, at the option of the officer, either in one lump sum, which shall be discounted based on the “prime rate” as published in the Wall Street Journal Eastern Edition, or in equal periodic payments over the next 36 months or the remaining term of the agreement, whichever is less. The aggregate payments that would be made would be an expense to the Bank and would reduce net income and capital by those amounts. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board of Director’s sole discretion.

Executive Supplemental Retirement Plan. The Bank has established the SERP pursuant to which each of the Named Executive Officers has entered into an amended and restated Supplemental Executive Retirement

Benefits Agreement (“Executive Agreement”). The Bank has also entered into an Endorsement Method Split- Dollar Agreement (“Split-Dollar Agreement”) with each of John Bowdoin, Leonard Moreland and Mary Jo Rogers. In order to help fund and/or offset the amounts payable by the Bank under the SERP, the Bank purchased split dollar life insurance policies on the lives of certain of the participants pursuant to which the Bank paid a one-time premium. Although the SERP does not require the Company or the Bank to set aside any assets in order to fund the obligations arising thereunder, the Bank has utilized these split dollar life insurance policies as the primary financing vehicle.

Each Executive Agreement generally provides that upon his or her retirement after reaching normal retirement age, the executive will be entitled to a full retirement benefit paid in monthly installments for 20 years. If, before the full vesting date of the benefits, the executive voluntarily terminates his or her employment with the Bank or the Bank discharges him or her for any reason other than for cause (defined in the Executive Agreement), the executive will receive a reduced benefit paid in monthly installments for 20 years, with payments commencing at a specified retirement date. In the event that the executive dies or becomes substantially disabled while employed by the Bank, the Executive Agreements for Messrs. Turner and Westervelt provide that the executive or his or her beneficiary is entitled to the full benefit (if the benefit has fully vested) or the limited benefit (if employment is terminated prior to the full vesting date), with payments commencing as soon as practicable after the death or disability. The Executive Agreements for Messrs. Bowdoin and Moreland and for Ms. Rogers provide for a similar death benefit but the obligation arises only in the event the Bank terminates the Split Dollar Agreement. If the executive is discharged for cause, the executive is not entitled to any benefits under the Executive Agreement. If the Executive dies after payment of benefits has commenced but before receiving all benefit payments due as of the time of death, the remaining payments shall be made to the executive’s beneficiary(ies).

In the event of a change in control, the executive would be entitled to the full benefit under the Executive Agreement upon any subsequent termination of his or her employment, other than for cause, prior to the full vesting date, with payments commencing at a specified retirement date. The Bank’s obligation to begin or continue payment of any benefits under the Executive Agreement will cease and all remaining payments will be forfeited in the event the executive breaches any restrictive covenant contained in an employment agreement or under the terms of the Executive Agreement. However, this provision ceases to apply in the event of a change in control.

Under each Split-Dollar Agreement, the executive may designate one or more beneficiaries to receive a portion of the proceeds of a life insurance policy purchased by the Bank on the life of the executive. Upon the death of the executive, the beneficiary(ies) will be entitled to the lesser of the death benefit specified under the Split-Dollar Agreement or the difference between the total policy proceeds and the cash surrender value of the policy. The Bank is entitled to any remaining proceeds, provided that the amount due to the Bank may not be less than the cash surrender value of the policy. The Bank and the executive will share any interest on the death proceeds on a pro rata basis based on the amount of the proceeds due to each party.

The Split-Dollar Agreement may be terminated upon (i) the termination of the policy by the Bank, (ii) the distribution of the death benefit proceeds, or (iii) the termination of the executive’s employment for cause (defined in the Split-Dollar Agreement).

Change in Control Severance Agreements. The Bank also has change in control severance agreements with three of the Named Executive Officers: John C. Bowdoin, Mary Jo Rogers and John L. Westervelt. The agreements provide severance benefits equal to 100% of the taxable compensation plus certain medical and dental benefits paid to the officer by the Bank for the 12-month period prior to termination in the event of an involuntary or constructive termination, absent “just cause” as defined in each agreement, in connection with, or within 12 months after, a change in control of the Bank or the Company. Such sum shall be paid, at the option of the officer, either in one lump sum, which shall be discounted to the “prime rate” as published in the Wall Street Journal Eastern Edition minus 100 basis points, or in equal periodic payments over the next 12 months. An officer is considered to be constructively terminated in the event that after a change in control: (i) the officer would be required to move more than 35 miles from the primary office location of the officer; (ii) the Bank or Company fails to maintain the officer’s base compensation and employee benefit plans, except where reduction in benefits does not disproportionately adversely impact the officer; (iii) the officer is assigned duties and responsibilities other than those normally associated with the officer’s position, as indicated in each agreement; or (iv) the officer’s responsibilities or authority have been materially diminished or reduced. In addition, the agreements all contain certain restrictive covenants, including non-competition and non-solicitation provisions.

Stock Option and Other Compensation Plans

Employee Stock Ownership Plan. The Bank has established an employee stock ownership plan. The ESOP borrowed funds through a loan from the Company, which has now been repaid, and acquired shares of the common stock in July 1995.

A committee consisting of Edwin S. Kemp, Jr., John B. Lee, Jr. and Charles S. Tucker, Jr., all non-employee directors (the “ESOP Committee”), administers the ESOP and serves as the ESOP’s trustees (the “ESOP Trustees”). The Board of Directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the ESOP Trustees’ fiduciary duties. The ESOP held 203,503 allocated shares and no unallocated shares on December 31, 2006.

1995 Stock Option Plan. The Company’s Board of Directors adopted the CCF Holding Company 1995 Stock Option Plan, which was approved by the shareholders of the Company at the annual meeting of shareholders held on January 23, 1996. Pursuant to the 1995 Stock Option Plan, 486,067 shares of common stock (as adjusted for two stock dividends and two three-for-two stock splits) were reserved for issuance by the Company upon exercise of stock options granted or to be granted to officers, directors, and employees of the Company and its subsidiaries from time to time, all of which have been allocated or retired as of March 15, 2006.

2000 Stock Option Plan. The Company’s Board of Directors adopted the CCF Holding Company 2000 Stock Option Plan, which was approved by the shareholders of the Company at the annual meeting of shareholders held on April 17, 2000. Pursuant to the 2000 Stock Option Plan, 270,000 shares of common stock (as adjusted for two three-for-two stock splits) were reserved for issuance by the Company upon exercise of stock options granted or to be granted to officers, directors, and employees of the Company and its subsidiaries from time to time. In addition to periodic employee awards, each outside director has been periodically awarded options for 1,012.50 shares of common stock (as adjusted for two three-for-two stock splits) under the 2000 Stock Option Plan that can be exercised after a six-month vesting period. All shares have been allocated or retired as of December 31, 2006.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our officers and employees. We have posted the Code of Business Conduct and Ethics in the Investment Services section of the Company’s website at www.heritagebank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table that follows lists, as of the record date, the number of shares common stock beneficially owned by: (a) each current director of the Company; (b) each executive officer listed in the Summary Compensation Table; (c) all current executive officers and directors as a group, and (d) all non-director shareholders who beneficially own more than 5% of the outstanding common stock. The information shown below is based upon information furnished to the Company by the named persons. Unless otherwise stated, the address for each person listed below is 101 North Main Street, Jonesboro, Georgia 30236.

Information relating to beneficial ownership of the Company is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from the record date. Unless otherwise indicated in the “Nature of Beneficial Ownership” column, each person is the record owner of and has sole voting and investment power with respect to his or her shares.

Name and Address	Number of Shares Subject to Presently Exercisable Options	Aggregate Number of Shares	Percent Of Class (1)	Nature of Beneficial Ownership
Directors:
Stephen E. Boswell	8,512	21,610	* *	Includes 1,911 shares held by Mr. Boswell’s spouse and 375 shares held by Mr. Boswell’s child.

Roy V. Hall	22,950	41,327	1.1%	Includes 10,927 shares held in an IRA and 1,398 shares held in an IRA by Mr. Hall’s spouse.

Edwin S. Kemp, Jr.	6,075	115,087	3.1%	Includes 75,000 shares held in an IRA and 24,300 shares pledged as security.

John B. Lee, Jr.	6,075	52,171	1.4%	Includes 32,248 shares pledged as security.

John T. Mitchell	24,637	149,042	4.1%	Includes 31,701 shares held in an IRA and 92,704 shares pledged as security.

Leonard A. Moreland (2)	23,605	131,225	3.6%	Includes 6,124 shares held in an IRA, 16,995 shares held through the ESOP and 84,460 pledged as security.

Charles S. Tucker, Jr.	6,075	42,589	1.2%	Includes 1,650 shares held by Mr. Tucker’s spouse.

David B. Turner (3)	26,475	253,662	6.9%	Includes 28,356 shares through the ESOP, 35,119 shares held in an IRA, 8,232 shares held by Mr. Turner’s spouse, including 1,687 shares issuable upon the exercise of Presently Exercisable Options, and 40,998 shares pledged as security.

Name and Address	Number of Shares Subject to Presently Exercisable Options	Aggregate Number of Shares	Percent Of Class (1)	Nature of Beneficial Ownership
Executive Officers:
John C. Bowdoin	4,387	53,256	1.5%	Includes 4,903 shares held in an IRA and 6,856 shares held through the ESOP.
Mary Jo Rogers	25,375	47,901	1.3%	Includes 1,459 shares held in an IRA and 7,476 shares held through the ESOP.
John L. Westervelt	27,730	33,965	* *	Includes 511 shares through the ESOP, 4,315 shares held in an IRA, and 547 shares held in a spousal IRA.
All Directors and Executive Officers, as a Group	206,363	1,084,197	28.1%

5% Beneficial Owners:
First Financial Fund, Inc. (4) Gateway Center Three 100 Mulberry Street, 9th Floor Newark, NJ 07102-7503		340,815	9.3%

Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109		340,815	9.3%

Banc Fund V L.P. and Banc Fund VI L.P. 208 S. LaSalle Street Chicago, IL 60604		270,217	7.4%

Heritage Bank Employee Stock Ownership Plan 101 North Main Street Jonesboro, Georgia 30236		203,503	5.6%

**	Indicates beneficial ownership of less than 1%.
(1)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (i) 3,652,920 shares of common stock outstanding as of April 6, 2007, and (ii) shares of common stock issuable pursuant to options exercisable within 60 days (“Presently Exercisable Options”) held by the respective person or group. The shares of common stock issuable upon exercise of Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person.
(2)	Leonard A. Moreland is also an executive officer of the Company.
(3)	David B. Turner is also an executive officer of the Company and greater than 5% beneficial owner.
(4)	Based solely on Schedule 13G/As filed by First Financial Fund, Inc. and Wellington Management Company, LLP shares dispositive power with First Financial Fund, Inc., a registered closed-end investment company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership of the common stock, on Forms 3, 4, and 5, with the SEC and to provide copies of those Forms 3, 4, and 5 to the Company. The Company is not aware of any beneficial owner, as defined under Section 16(a), of more than 10% of the common stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5 (Annual Statement of Beneficial Ownership of Securities) was required, the Company believes that all Section 16(a) filing requirements of the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2006.

PROPOSAL TWO: APPROVAL OF THE

CCF HOLDING COMPANY 2007 STOCK INCENTIVE PLAN

On March 21, 2007, subject to the approval of shareholders, the Board of Directors adopted the CCF Holding Company 2007 Stock Incentive Plan (the “Stock Incentive Plan”). The 2007 Stock Incentive Plan replaces the CCF Holding Company 2000 Stock Option Plan, which was terminated by the Board of Directors effective as of March 21, 2007.

The Board unanimously recommends that shareholders approve Proposal Two.

The following description of the Stock Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document, which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

General Description of the Stock Incentive Plan

The Stock Incentive Plan allows CCF Holding Company to grant equity-based compensation to recipients of awards for the purpose of giving them a proprietary interest in the Company and providing the Company with a means to attract and retain key personnel.

The Board of Directors has reserved four hundred thousand (400,000) shares of the Company’s common stock for issuance pursuant to awards that may be made under the Stock Incentive Plan, subject to adjustment as provided therein. Up to 100% of the shares reserved under the Stock Incentive Plan may be issued pursuant to incentive stock options, in the form of any other Stock Incentive (as defined below), or in a combination thereof. In the event all or a portion of a Stock Incentive is forfeited, cancelled, expired, or terminated before becoming vested, paid, exercised, converted, or otherwise settled in full, or if shares of stock are used in settlement of a withholding obligation with respect to any Stock Incentive, that number of shares shall be again available under the Stock Incentive Plan and shall not count against the maximum number of reserved shares.

Terms of the Stock Incentive Plan

Administration. The Stock Incentive Plan provides for administration by a committee appointed by the Board of Directors or, alternatively, by the entire Board of Directors (the “Committee”). At the present time, the Stock Incentive Plan shall be administered by the Compensation Committee of the Board of Directors, the members of which must satisfy applicable disinterested requirements. All questions of interpretation of the Stock Incentive Plan are to be determined by the Committee. Awards under the Stock Incentive Plan will be determined by the Committee.

The Stock Incentive Plan permits the Board of Directors to delegate to one or more officers of the Company the ability to grant awards under the Stock Incentive Plan to individuals other than officers of the Company or any affiliate. The officers so designated can determine the number of shares as to which an award is granted, subject to a maximum number established by the Board of Directors.

Types of Awards. The Stock Incentive Plan permits the Committee to make awards of a variety of incentives, including stock awards, incentive and nonqualified options to purchase shares of the Company’s common stock, stock appreciation rights, restricted stock units, performance unit awards, and dividend equivalent rights (together, “Stock Incentives”).

Eligibility. The Stock Incentive Plan allows grants of Stock Incentives to officers, directors, employees and other service providers of the Company or an affiliate; provided, however, in conformity with applicable law, that incentive stock options may only be granted to employees of the Company or an affiliate.

Structure of Individual Awards. The Stock Incentive Plan provides the Committee with wide latitude in determining the specific terms of any particular Stock Incentive, subject to certain limits attributable to federal tax laws and banking regulations. The number of shares of common stock as to which a Stock Incentive is granted and the recipient of any Stock Incentive shall be determined by the Committee, subject to the provisions of the Stock Incentive Plan. Stock Incentives may be made exercisable or paid at such prices and may be made terminable under such terms as are established by the Committee and in some cases may be paid in cash, to the extent not otherwise inconsistent with the terms of the Stock Incentive Plan.

Stock Incentives generally shall not be transferable or assignable during a holder’s lifetime unless otherwise provided under the terms of the individual Stock Incentive award. However, incentive stock options may not be transferred except by will or by the laws of intestate succession.

Options. At the time an option is granted, the Committee will determine whether the option is an incentive stock option or a nonqualified stock option. The Committee will establish the exercise price on the date that the option is awarded; provided, however, that for tax and regulatory reasons, any option granted under the Stock Incentive Plan generally should be made exercisable at no less than the fair market value of the Company’s common stock on the date of grant. In addition, an incentive stock option may only be granted under the Stock Incentive Plan within 10 years from the date the plan is adopted by the Board of Directors. Banking regulations require that all options must contain a provision allowing the Company’s primary federal regulator to require an optionee to exercise or forfeit, all or any of the vested portion of an option in the event the Company’s capital falls below prescribed minimum requirements.

For incentive stock options, special rules relating to the option term and the exercise price apply for employees who, at the time the option is granted, own (directly or indirectly) more than 10% of the common stock of the Company or any subsidiary. For purposes of determining an individual’s ownership percentage of common stock, any stock owned by such individual’s spouse, parents, grandparents, children, grandchildren and siblings will be attributed to such individual. In addition, any stock owned by a corporation, partnership, estate or trust in which an individual owns an interest is attributed to that individual on a pro rata basis based on the individual’s ownership percentage.

The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of the Company’s common stock, through a cashless exercise executed through a broker, or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

Reload grants are prohibited under the Stock Incentive Plan. Reload grants are new option grants that are made to an optionee to replace shares delivered by the optionee in payment of the exercise price and/or tax withholding obligation under any other option held by the optionee.

Stock Appreciation Rights. Stock appreciation rights may be granted separately or in connection with another Stock Incentive. Each stock appreciation right allows the recipient to receive the appreciation per share of the Company’s common stock over a defined price per share of the Company’s common stock on the date the stock appreciation right is granted. If a stock appreciation right is granted in connection with another Stock Incentive, it may only be exercised to the extent that the related Stock Incentive has not been exercised, paid, or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of common stock or in cash, according to terms established by the Committee with respect to any particular award. Stock appreciation rights have no defined expiration period under the Stock Incentive Plan, but an expiration period can be included in the applicable Stock Incentive agreement or program.

Stock Awards. The Committee may grant shares of common stock, subject to such restrictions and conditions, if any, as the Committee shall determine, including the payment of cash by the recipient.

Other Stock Incentives. Dividend equivalent rights, performance units and restricted stock units may be granted in such numbers or units and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of common stock, as the Committee may determine.

General Rules. The terms of particular Stock Incentives may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to the Company and any affiliate, upon a specified date, upon the holder’s death or disability, or if provided in the Stock Incentive agreement, upon the occurrence of a change in control of the Company. Stock Incentives may also include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, Stock Incentives that are held by an employee who has a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive agreement and to the provisions of the Stock Incentive Plan.

Performance Goals. The Stock Incentive Plan permits the Committee to establish performance objectives with respect to Stock Incentives. Options and stock appreciation rights are deemed to be performance-based awards by nature. Other types of Stock Incentives are required to include stated performance goals in order to be deductible under Section 162(m) of the Internal Revenue Code.

Recapitalizations and Reorganizations. The number of shares of common stock reserved for issuance in connection with the grant of Stock Incentives under the Stock Incentive Plan, the number of shares underlying a Stock Incentive, the exercise price or settlement price of each Stock Incentive and the number of shares with respect to which Stock Incentives may be granted in a single calendar year to any individual are subject to adjustment in the event of an equity restructuring (i.e., any nonreciprocal transaction between the Company and the holders of the capital stock of the Company that causes the per share value to change such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend).

In the event of certain corporate reorganizations, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the Stock Incentive Plan or the applicable Stock Incentive agreement.

Amendment or Termination. Generally, the Stock Incentive Plan may be amended or terminated without stockholder approval. However, as required by law, if an amendment increases the number of shares of stock available for incentive stock options or materially expands the classes of persons who can receive incentive stock options, such amendment must be approved by the stockholders. For any other amendments, the Board of Directors should consider the appropriateness of stockholder approval in order to comply with applicable laws.

Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the Stock Incentive Plan. Individual circumstances may vary and each recipient should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Stock Incentive Plan. Furthermore, any tax advice contained in this discussion is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.

Nonqualified Options. A recipient will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of common stock on the date the option is exercised over the price paid for common stock, and the Company will then be entitled to a corresponding deduction.

Depending upon the period shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

Incentive Stock Options. A recipient who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells common stock purchased pursuant to the option. The recipient will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the recipient does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the recipient will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction. If the recipient sells the stock at a gain prior to that time, the difference between the amount the recipient paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the recipient sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive option may subject a recipient to, or increase a recipient’s liability for, the alternative minimum tax.

Stock Awards. A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. However, when the shares of common stock that are subject to the stock award are transferable by the recipient and are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

Other Stock Incentives. A recipient will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or restricted stock unit (the “Equity Incentives”). Generally, at the time a recipient receives payment under any Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of common stock received, and the Company will then be entitled to a corresponding deduction.

Section 409A Issues

The Stock Incentive Plan requires the Committee to consider any adverse tax impact of the new deferred compensation rules (under Section 409A of the Internal Revenue Code) on the recipient of a Stock Incentive or any adverse financial accounting effects on the Company in making, or modifying, awards granted under the Stock Incentive Plan.

Shareholder Approval

Adoption of the Stock Incentive Plan is subject to shareholder approval. The affirmative vote of a majority of the outstanding shares of the Company’s common stock represented at a meeting at which a quorum is present is required for approval of the Stock Incentive Plan.

The Board of Directors unanimously recommends that shareholders vote “FOR” the adoption of the

2007 Stock Incentive Plan.

PROPOSAL THREE: AMENDMENT TO THE ARTICLES OF INCORPORATION

INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors has proposed an amendment to Article 5 of our Articles to increase the number of authorized shares of common stock from 4,000,000 to 20,000,000. The text of the proposed amendment is as follows:

“The Articles of Incorporation of CCF Holding Company are hereby amended by deleting Section A of Article 5 thereof and replacing it with the following text:

A. AUTHORIZED STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shall be shares of common stock, $0.10 par value per share (hereinafter referred to as the “Common Stock”), and of which one million (1,000,000) shall be shares of preferred stock, no par value per share (hereinafter referred to as the “Preferred Stock”). The aggregate par value of all authorized shares (of all classes) having a par value is $2,000,000.”

As of April 6, 2007, 3,652,920 shares of common stock were issued and outstanding, with 294,361 additional shares of common stock reserved for issuance pursuant to equity incentive plans. Therefore, the Company has only 52,719 shares of common stock available for future issuance.

The Board of Directors believes the proposal to increase the authorized number of shares of common stock is in the best interests of the Company and its shareholders. If the shareholders approve the proposal, newly authorized shares of common stock will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options, and other corporate purposes. These shares will be available for issuance by the Board of Directors without any further shareholder approval, unless otherwise required by applicable law or Nasdaq regulation. Any additional shares of common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

It should be noted that the additional shares of common stock could be used to dilute the percentage stock ownership of persons seeking to obtain control of the Company. In this sense, the proposal to increase the number of authorized shares of common stock may have an anti-takeover effect.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposed amendment to the Articles of Incorporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank’s directors and officers, their immediate family members and certain companies and other entities associated with them have been customers of and have had banking transactions with the Bank and are expected to continue those relationships. All extensions of credit made by the Bank to these individuals, companies, and entities (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than a normal risk of collectibility or present other unfavorable features.

In addition, the Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than its best interests and its shareholders. Therefore, the Board of Directors has adopted a formal written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any related party (as defined in the policy) had, has or will have a direct or indirect material interest. All extensions of credit to an insider of the Bank, by the Bank, exceeding $25,000 or 5% of the Bank’s unimpaired capital and unimpaired surplus, receive prior approval by a majority of the entire Board of Directors, through the Senior Loan Committee, with the interested party abstaining from participating directly or indirectly in the voting and not being present during the discussion or the vote.

Under the policy, prior to entering into the related party transaction (a) the related party, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related party, or (c) the Company personnel responsible for the potential related party transaction shall provide notice to the Chief Financial Officer of the facts and circumstances of the proposed related party transaction. The Board will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Board will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

The current policy was formalized and adopted in March 2007. All related party transactions since January 1, 2006, which were required to be reported in this Proxy Statement, were approved by a majority of the directors, including a majority of the directors who do not have an interest in transaction.

MISCELLANEOUS

The Company’s Annual Report to Shareholders for the year ended December 31, 2006, including financial statements, will be mailed to all shareholders of record as of the close of business on the record date for the Annual Meeting. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

The Board of Directors provides that a shareholder may send written communications to the Board or any of the individual directors by addressing such written communication to the Secretary, CCF Holding Company, 101 North Main Street, Jonesboro, Georgia 30236. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

SHAREHOLDER PROPOSALS

To be included in the Company’s 2008 proxy statement, shareholder proposals submitted for consideration at the 2008 annual meeting of shareholders must be received by the Company no later than December 26, 2007. Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any proposal contained in a notice received after March 3, 2008. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2008 proxy statement.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE ANNUAL MEETING UPON WRITTEN REQUEST TO THE SECRETARY, CCF HOLDING COMPANY, 101 NORTH MAIN STREET, JONESBORO, GEORGIA 30236.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Edwin S. Kemp, Jr.
Edwin S. Kemp, Jr.
Secretary

Jonesboro, Georgia

April [    ], 2007

CCF HOLDING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2007

The undersigned hereby appoints David B. Turner and Leonard A. Moreland, and each of them or their designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (“Annual Meeting”), to be held at the Heritage Bank branch office located at 440 N. Jeff Davis Drive, Fayetteville, Georgia 30214, on Thursday, May 24, 2007, at 9:00 a.m. or at any and all adjournments or postponements thereof, in the following manner:

		FOR ALL NOMINEES (EXCEPT AS MARKED BELOW)	WITHHOLD FOR ALL NOMINEES
Proposal One–	The election as director of the nominees listed below with terms expiring in the year shown:

Roy V. Hall (2010) John B. Lee, Jr. (2010) Leonard A. Moreland (2010)

Instructions: To withhold your vote for a nominee, write the nominee’s name on the line provided below.

Proposal Two–	Approval of the CCF Holding Company 2007 Stock Incentive Plan

FOR AGAINST

Proposal Three–	Approval of an amendment to the CCF Holding Company Articles of Incorporation authorizing an additional sixteen million shares of common stock

FOR AGAINST

The Board of Directors recommends a vote “FOR” each of the above proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned be present and elect to vote at the Annual Meeting, or at any adjournment thereof, and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of the Company of his or her decision to terminate this proxy. Such subsequently dated proxy must be received by the Secretary of the Company prior to the date of the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April [ ], 2007 and the Company’s 2006 Annual Report to Shareholders.

Dated:                                              , 2007

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

HERITAGE BANK EMPLOYEE STOCK OWNERSHIP PLAN

CCF HOLDING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2007

The undersigned hereby appoints Edwin S. Kemp, Jr., John B. Lee, Jr. and Charles S. Tucker, Jr. who act as the Heritage Bank Employee Stock Ownership Plan (the “ESOP”) Trustees, and each of them or their designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of CCF Holding Company (the “Company”) that have been allocated to the account of the undersigned under the ESOP, at the Annual Meeting of Shareholders (“Annual Meeting”), to be held at the Heritage Bank branch office located at 440 N. Jeff Davis Drive, Fayetteville, Georgia 30214, on Thursday, May 24, 2007, at 9:00 a.m. or at any and all adjournments or postponements thereof, in the following manner:

		FOR ALL NOMINEES (EXCEPT AS MARKED BELOW)	WITHHOLD FOR ALL NOMINEES
Proposal One–	The election as director of the nominees listed below with terms expiring in the year shown:

Roy V. Hall (2010) John B. Lee, Jr. (2010) Leonard A. Moreland (2010)

Instructions: To withhold your vote for a nominee, write the nominee’s name on the line provided below.

Proposal Two–	Approval of the CCF Holding Company 2007 Stock Incentive Plan

FOR AGAINST

Proposal Three–	Approval of an amendment to the CCF Holding Company Articles of Incorporation authorizing an additional sixteen million shares of common stock

FOR AGAINST

The Board of Directors recommends a vote “FOR” each of the above proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Under the terms of the ESOP, only the ESOP Trustees can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April [ ], 2007 and the Company’s 2006 Annual Report to Shareholders.

Dated:                                              , 2007

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.